Exhibit 10(a)36

AMENDMENT NO. 3 TO THE
CASH BALANCE EQUALIZATION PLAN OF
ENTERGY CORPORATION AND SUBSIDIARIES
(Effective July 1, 2014)
This Amendment, effective January 1, 2022, is made by Entergy Corporation to the Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, effective July 1, 2014 and executed on June 30, 2014 (hereinafter referred to as the “Plan”).
Pursuant to Section 8.01 of the Plan, and as authorized by the Personnel Committee at its May 6, 2021 meeting, Entergy Corporation does hereby amend and modify the Plan in the following respects:

1.Introduction.

A new paragraph shall be added to the Introduction immediately after the first paragraph to read as follows:

“Effective 12:01 a.m. Central Time on January 1, 2022, the Entergy Corporation Cash Balance Plan for Non-Bargaining Employees merged with and into the Entergy Corporation Retirement Plan for Non-Bargaining Employees. To effect the merger, a new Appendix J was added to the Entergy Corporation Retirement Plan for Non-Bargaining Employees as of January 1, 2022 to govern the determination of benefits with respect to Appendix J Participants, defined to include those individuals who were eligible to participate in the Entergy Corporation Cash Balance Plan for Non-Bargaining Employees immediately prior to the effective time of the merger and who commenced participation in Appendix J pursuant to Section J-4.3 of Appendix J, as well as any other individuals who may become Appendix J Participants following the merger. Accordingly, commencing as of the effective time of the merger of the Entergy Corporation Cash Balance Plan for Non-Bargaining Employees with and into the Entergy Corporation Retirement Plan for Non-Bargaining Employees, the term “Qualified Plan” as used in this Plan shall mean Appendix J of the Entergy Corporation Retirement Plan for Non-Bargaining Employees.”

2.Definitions.

Section 1.20 shall be amended and restated in its entirety to read as follows:

“1.20    “Qualified Plan” shall mean for the period beginning July 1, 2014 through December 31, 2021, the Entergy Corporation Cash Balance Plan for Non-Bargaining Employees, as it may from time to time be amended and in which the Participant is a participant, and for the period beginning January 1, 2022, “Qualified Plan” shall mean Appendix J of the Entergy Corporation Retirement Plan for Non-Bargaining Employees, as it may from time to time be amended and in which the Participant is a participant.”

    Where not inconsistent herewith, all the terms and provisions of the Plan shall remain in full force and effect, and Entergy Corporation hereby ratifies and confirms the Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, effective July 1, 2014 and executed on June 30, 2014, as amended herein.
    IN WITNESS WHEREOF, this Amendment is executed on this 25th day of August, 2021.
ENTERGY CORPORATION
through its duly authorized representative

__/s/ Kathryn Collins________________________
                        KATHRYN COLLINS
                        Senior Vice President, HR and
                        Chief Human Resources Officer
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